UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2009

LTX-CREDENCE CORPORATION

(Exact name of registrant as specified in charter)

Massachusetts	000-10761	04-2594045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1421 California Circle, Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 461-1000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The following information is being furnished pursuant to both Item 1.01 and 2.03.

On February 25, 2009, LTX-Credence Corporation (the “Company”) entered into a modification of its existing loan agreement with Silicon Valley Bank (“SVB”) to provide for a two year revolving line of credit agreement (the “First Loan Modification Agreement”). The First Loan Modification Agreement was effective as of February 25, 2009. The Company intends to use the proceeds from the revolving line of credit for working capital and other general corporate purposes.

The First Loan Modification Agreement allows for cash borrowings, letters of credit, cash management facilities and F/X reserves under a secured revolving credit facility of up to a maximum of $40,000,000. Any amounts outstanding under the revolving credit facility will accrue interest at a floating per annum rate equal to SVB’s prime rate, or if greater, 4.5%. The First Loan Modification Agreement includes limitations on the Company’s ability to, among other things, incur debt, grant liens, make acquisitions and other investments, make certain restricted payments such as dividend payments, and dispose of assets. The events of default under the First Loan Modification Agreement include payment defaults, cross defaults with certain other indebtedness, breaches of covenants and bankruptcy events. In the case of a continuing event of default, SVB may, among other remedies, eliminate its commitment to make credit available, declare due all unpaid principal amounts outstanding, and foreclose on all collateral. The First Loan Modification Agreement is secured by substantially all of the Company’s assets, subject to certain exceptions. To date, the Company has not borrowed any amount under the revolving credit facility.

The foregoing summary of the First Loan Modification Agreement is not complete and is qualified in its entirety by reference to the First Loan Modification Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending April 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2009	LTX-Credence Corporation

	By:	/s/ Mark J. Gallenberger
Mark J. Gallenberger Vice President & Chief Financial Officer